Exhibit 99.1

Anthera Pharmaceuticals Appoints Brent Furse to Board of Directors

Hayward, CA, April 27th, 2016 – (GlobeNewswire) Anthera Pharmaceuticals, Inc.  (NASDAQ:ANTH) today announced the appointment of Brent Furse to its Board of Directors.

Mr. Furse has over 25 years of healthcare commercial leadership experience with extensive experience in the areas of sales and marketing, commercial product launch and partnerships. He is currently President and Chief Commercial Officer of Cardiorentis AG, a company that is developing novel medicines for Acute Heart Failure.  Previously he was Chief Customer Officer & Executive Vice President at The Medicines Company.  Prior to the Medicines Company, he worked in the cardiovascular divisions of Schering-Plough and Bristol-Myers Squibb.  Mr. Furse holds a Bachelor of Science from Kennesaw State University and an M.B.A. from Mercer University.

 “We are pleased to welcome Brent to the Board of Directors of Anthera. Brent’s commercialization expertise will be a real asset to Anthera as we progress through the late stages of our development programs for Sollpura and blisibimod,” said Dr. Chris Henney, Chairman of Anthera Pharmaceuticals. “We look forward to leveraging Brent’s leadership experience to provide important organizational and operational advice.”

Concurrent with the appointment of Mr. Brent Furse, Mr. Sanford Zweifach resigned from the Company’s Board of Directors.

“The management team and Board of Directors are grateful for Sandy’s dedication and wish him all the best.”  Dr. Henney continued: “We thank Sandy for his service over the past three years on the Board. Over his tenure, Sandy’s dedication and guidance has been extremely beneficial to us throughout the development of our Sollpura and blisibimod programs."

About Anthera Pharmaceuticals, Inc.

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency due to cystic fibrosis, lupus, lupus with glomerulonephritis, and IgA nephropathy. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2015. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Nikhil Agarwal of Anthera Pharmaceuticals, Inc.

         nagarwal@anthera.com or 510.856.5600 x5621